Exhibit 99.1
Beisse & Rath
Partnership of Attorneys at Law with limited professional liability

Power of Attorney

for the attorney at law Stephan Eichmann LL.M. Eur., Nuremberg by Mr. Jürgen Eichner, Lettenfeldstraße 15, 90592 Schwarzenbruck regarding
power of attorney for extrajudicial representation of all kinds as well as power of attorney for lawsuits in all proceedings in all instances.
This power of attorney extends in particular to the following matters:
-	Representation in extrajudicial proceedings, assertion of claims against the injuring party, vehicle owners and their insurers and inspection of files.
-	Making of statements as shareholder.
-	Conclusion of contract.
-	Establishment and cancellation of contractual relationships as well as submission and reception of one-sided declarations of intent (for example termination notices).
-	Conduct of cases (inter alia in accordance with §§ 81 et seqq. of the Code of Civil Procedure).
-	Representation in private and statutory arbitration proceedings.
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Filing motions in divorce proceedings and matters following divorce, to execute agreements regarding matters following divorce, as well as filing of motions to request information related to retirement and other pension matters.

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Representation and defense in criminal cases and administrative fine matters (§§ 302, 374 of the Code of Criminal Procedure, 73, 74 of the Administrative Offences Act), including preliminary proceedings as well as (in the case of absence) representation according to § 411 para. 2 of the Code of Criminal Procedure, with explicit authorization also according to §§ 233 para. 1, 234 of the Code of Criminal Procedure and filing demands for prosecution and any other permissible motions provided by the Code of Criminal Procedure.

-	In case of motions pursuant to the Law on Compensation for Law Enforcement Actions the power of attorney also extends to the proceedings regarding the compensation amount.
-	Representation in front of administrative, social and finance authorities and courts.
-	Representation in labor courts.
-	Settlement of lawsuits or extrajudicial negotiations by means of settlement agreements, other agreements, waiver or acknowledgement.
-	Lodging and withdrawing of appeals and legal actions and waivers thereof.
-	Submission and reception of any type of service of process and other notifications.
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All ancillary and consequential proceedings, for example apprehension and preliminary injunction, assessment of costs, enforcement including special proceedings arising therefrom, insolvency, compulsory sale, receivership and escrow.

-	Acceptance of money, valuables and deeds, in particular the matter in dispute and any amounts reimbursable by the opponent, the judicial cashier or by others.
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This power of attorney does not extend to the acceptance of one-sided declarations of intent requiring receipt, in particular the declaration of termination, rescission or withdrawal from existing contractual relationships of the represented party.

-	The undersigned declares to be ___ entitled ___ not entitled to deduct input tax.

Schwarzenbruck, 18.9.20	/s/ Jürgen Eichner

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(Place/Date)	(Signature)